BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
AND HYDRAULIC WELL CONTROL

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005

(in thousands except for per share amounts)

(unaudited)

	HWC	B&C	Pro Forma Adjustments	Reference	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,738	$2,594	$-		$7,332
					-
Receivables-net	11,351	6,142	-		17,493
Inventories-net	781	-	-		781
Prepaid expenses and other current assets	235	1,862	-		2,097
Total current assets	17,105	10,598	-		27,703

PROPERTY AND EQUIPMENT-net	19,283	2,462	21,129	M N	42,874
DEFERRED TAX ASSET	-	-	-		-
GOODWILL-net	9,340	-	(4,761)	I, K-R	4,579
OTHER ASSETS	565	1,707	(1,609)	L T V	663
Total assets	$46,293	$14,767	$14,759		$75,819

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long term debt	$-	$2,250	$(310)	A C J	$1,940
Accrued interest	-	259	(259)	B	-
Accounts payable and accrued liabilities	6,602	3,939	-		10,541
Deferred income tax	261	-	-		261
Income tax payable	1,416	585	-		2,001
Total current liabilities	8,279	7,033	(569)		14,743

LONG TERM DEBT AND NOTES PAYABLE, net of current maturities	-	3,600	27,882	A H I J	31,482
Due to affiliates	12,886	-	(12,886)	O	-
Deferred income tax	2,848		734	P	3,582
Other liabilities	1,277		-		1,277
Accrued interest net of current portion	-	339	(339)	D	-
Total Liabilities	25,290	10,972	14,822		51,084

COMMITMENTS AND CONTINGENCIES	-	-	-		-

STOCKHOLDERS' EQUITY:
Preferred stock ($.00001 par value, 5,000,000 shares authorized, 53,000 issued and outstanding at December 31, 2005)	-	-	-		-
Common stock ($.00001 par value, 125,000,000 shares authorized, 29,594,000 issued and ourstanding at December 31, 2005)	-				-
Additional paid in capital	18,622	71,859	2,573	E F G K Q	93,054
Deferred compensation	-	(225)	-		(225)
Accumulated other comprehensive loss	-	(1,234)	-		(1,234)
Accumulated earnings (deficit)	2,381	(66,605)	(2,636)	B D R T V	(66,860)

Total stockholders' equity	21,003	3,795	(63)		24,735
Total liabilities and stockholders' equity	$46,293	$14,767	$14,759		$75,819

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
AND HYDRAULIC WELL CONTROL

PRO FORMA CONDENSED STATEMENT OF OPERATIONS

Year Ended December 31, 2005

(in thousands except for per share amounts)

(unaudited)

	HWC	B&C	Pro Forma Adjustments	Reference	Consolidated
REVENUES	$40,117	$29,537	$-		$69,654

SERVICE AND OTHER COSTS	28,300	21,586	-		49,886
Selling, general and administrative	2,583	2,674	-		5,257
Corporate overhead allocation	230	-	(230)	S	-
Depreciation and amortization	3,771	714	(328)	U	4,157

OPERATING INCOME	5,233	4,563	558		10,354

INTEREST EXPENSE AND OTHER, NET	(105)	(655)	(2,293)	A C H I J V W	(3,053)

INCOME (LOSS) before income taxes	5,128	3,908	(1,735)		7,301
INCOME TAX EXPENSE	(2,247)	(1,129)			(3,376)

NET INCOME (LOSS)	2,881	2,779	(1,735)		3,925
PREFERRED DIVIDENDS REQUIREMENTS & ACCRETIONS	-	(874)	874	E F G	-

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$2,881	$1,905	$(861)		$3,925

Basic Earnings per Common Share:
Net Income		$0.065			$0.067

Weighted Average Common Shares
Outstanding-Basic		29,507	28,998	F K	58,505

Diluted Earnings per Common Share:
Net Income		$0.061			$0.065

Weighted Average Common Shares
Outstanding-Diluted		31,374	28,998	F K	60,372

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro Forma Adjustments for the December 31, 2005 Financial Statements

A.
Repay existing subordinated debt of $5,100,000 ($3,600,000 in long term debt and $1,500,000 in current debt) with borrowings under new credit facility, eliminate interest expense of $334,000 net of troubled debt restructuring credits for the twelve months ended December 31, 2005.

B.	Settle non-cash troubled debt restructuring current liability of $259,000 as a consequence of repayment of existing subordinated debt.

C.	Settle existing current senior debt of $750,000 with borrowings under new credit facility and eliminate interest expense of $53,000 for the twelve months ended December 31, 2005.

D.	Settle non-cash troubled debt restructuring long term liability of $339,000 as a result of repayment of existing subordinated debt.

E.	Repurchase 50,000 shares of Series A preferred stock of $5,000,000 with borrowings under new credit facility and eliminate dividend expense of $700,000 for the twelve months ended December 31, 2005.

F.
Settle accrued dividends and interest of $2,536,000 on Series A preferred stock through issuance of $2,536,000 shares of common stock (valued at $1.00 per share) and eliminate compounded dividends in the amount of $146,000 for the twelve months ended December 31, 2005. The settlement and issuance transactions net to zero within additional paid in capital.

G.	Repurchase 2,800 shares of Series C preferred stock for $267,000 with borrowings under new credit facility and eliminate dividend expense of $28,000 for the twelve months ended December 31, 2005.

H.	Borrow $2,556,000 under new credit facility at Wells Fargo's prime commercial lending rate, resulting in an increase in interest expense of $210,000 for the twelve months ended December 31, 2005.

I.
Issue $15,000,000 subordinated notes as a component of the purchase price in Transaction. An additional $6,166,000 of subordinated notes is due to be issued under the Transaction Agreement as a result of excess net working capital acquired as of December 31, 2005. Increase in interest expense by a total of $2,117,000 for the twelve months ended December 31, 2005.

J.
Borrow $9,700,000 under new term loan at Wells Fargo's prime commercial lending rate plus a margin of 0.50%, of which $1,940,000 is current, resulting in an increase in interest expense of $757,000 for the twelve months ended December 31, 2005.

K.	Issue 26,462,137 shares of common stock in Transaction for value of $26,462,000.

L.
Record capitalized transaction costs of approximately $1,895,000 related to the Transaction (legal fees, accounting fees, appraisal fees, finding fees, etc.), including $931,000 reclassified from other assets at December 31, 2005.

M.	Decrease Property, Plant and Equipment by $289,000 to current market value of HWC.

N.	Reverse all accumulated depreciation of $21,418,000 of HWC.

O.	Contribution to capital of $12,886,000 inter-company payable of HWC.

P.	Increase HWC deferred tax liability by $734,000, net purchase accounting adjustment.

Q.	Reverse $18,622,000 of common stock and additional paid in capital of HWC.

R.	Reverse $2,381,000 retained earnings of HWC.

S.	Reverse allocation of corporate overhead of $230,000 from OIS.

T.	Write off deferred financing costs of $809,000 related to the Prudential subordinated note.

U.	Reduce depreciation expense by $328,000 for increase in average useful life of fixed assets.

V.	Pay estimated capitalized deferred finance fees of $175,000 and amortize $44,000 in 2005.

W.	Reverse other interest expense for HWC and Boots and Coots of $448,000.